Exhibit 99.13
                                                                EXHIBIT 13

                          [On HMN Financial Letterhead]

   March 9, 1998

   Mr. Richard J. Nelson
   LaSalle Financial Partners, L.P.
   Suite 405
   259 E. Michigan Avenue
   Kalamazoo, Michigan 49007

        RE:  Stockholder Demand for Inspection
             (Package sent Federal Express 3/10/98)

   Dear Mr. Nelson:

             In response to your letter of February 26, 1998, and the letter from your attorney dated March 6, 1998, confirming that you still desire the records requested as of March 2, 1998, notwithstanding the changes in record date, please be advised as follows:

           1. We have today ordered a complete record or list of the Company's stockholders, certified by its transfer agent as of March 2, 1998, and will provide this to you when available;

           2. In accordance with our prior correspondence, we will order a magnetic computer tape or disk as of March 2, 1998, upon receipt from you of a check in the amount of $500;

           3. We are ordering a list of stockholders arranged in descending order by number of shares and will provide this to you when available. I am enclosing a record or list of participants in any employee stock purchase, ESOP plan or other plan, a disk containing this information and a correct and complete copy of the plan documents.

           4. We will continue to send you the daily transfer sheets as we receive them. We are enclosing the transfer sheets dated March 2.

           5. We have today requested a breakdown of any holders in the name of Cede & Co., Kray & co., Philadep, and other similar nominees and will provide this to you as soon as available;

           6. We have previously provided to you the September 1997 NOBO list and today requested an updated NOBO list. We will make this available to you when we receive it;

           7. The Company does not have in its possession any stop list or stop lists;

           8. We are enclosing a true and correct copy of the Company's bylaws and certificate of incorporation, including any amendments thereto, in effect on the date hereof.

           It would appear that you are also requesting Cede lists on a weekly basis. The Company does not anticipate requesting such lists for its own use and would anticipate that the daily transfer sheets should be sufficient.

           If you have any questions regarding the foregoing, please contact me at (507) 346-1100.

   Sincerely,

   HMN Financial, Inc.

   /s/ Roger P. Weise

   Roger P. Weise
   President

   Enclosure

   cc:  David Vanderhaar
        Faegre & Benson LLP